Exhibit 99.1

Contacts:

LHA Kim Sutton Golodetz 212-838-3777 Kgolodetz@lhai.com Bruce Voss, 310-691-7100 Bvoss@lhai.com	PLC Systems Inc. Gregory Mann, Chief Financial Officer 508-541-8800 gmann@plcmed.com
@LHA_IR_PR

PLC SYSTEMS RAISES $4,040,000 IN EQUITY FINANCING

$4.00 Million Existing Term Loan Payment Due Date Also Extended from February 2014 to June 30, 2015

MILFORD, Mass. (February 25, 2013) – PLC Systems Inc. (OTCBB: PLCSF), a medical device company focused on innovative technologies for the cardiac and vascular markets, today reported that it has raised $4,040,000 in gross proceeds through the sale of 26,933,333 shares of common stock and common stock equivalents at a price of $0.15 per share and five-year warrants to purchase 26,933,333 shares of common stock at an exercise price of $0.20 per share.  PLC Systems plans to use the proceeds from this financing to fund ongoing U.S. pivotal trials with RenalGuard® to prevent or reduce the onset of contrast-induced nephropathy (CIN) during imaging procedures, for investor and public relations, and for general corporate purposes.

GCP IV, LLC (“GCP”), the holder of $5.25 million in term notes issued by the Company between February 2011 and January 2013, has extended the maturity date of the first $4.0 million loan issued in February 2011 from February 2014 to June 30, 2015. The remaining $1.25 million in notes issued to GCP in 2012 and 2013 retain their original maturity dates of July 2, 2015 and January 17, 2016, respectively. As part of these prior debt financings, the Company issued GCP warrants to purchase 62,500,000 shares of common stock.  Warrants to purchase 50,000,000 shares of common stock have now been re-priced to $0.098 per share, the number of shares issuable upon exercise of these warrants has been increased to 81,578,496, and the VWAP price of these warrants has been fixed at $0.155 per share.  GCP has forfeited the remaining 12,500,000 warrants previously issued in 2012 and 2013.

Palladium Capital Advisors LLC served as the exclusive placement agent for the offering.

“CIN is a serious and sometimes deadly problem for patients undergoing certain imaging procedures, particularly for those with compromised kidneys, typically elderly and diabetic patients,” said Mark R. Tauscher, president and chief executive officer of PLC Systems. “These new funds will allow us to continue our pivotal trial with RenalGuard® and to hopefully accelerate patient enrollment into the study, along with providing us with additional working capital and funds to expand awareness of our efforts among potential investors.”

Additional terms of this offering (including the full terms and conditions of the securities purchase agreement and warrants) will be set forth in a Form 8-K filed to be filed with the SEC by PLC Systems Inc.

About PLC Systems Inc.

PLC Medical Systems, Inc., the operating subsidiary of PLC Systems Inc., is a medical device company focused on innovative technologies for the cardiac and vascular markets.  PLC’s lead product, RenalGuard®, significantly reduces the onset of CIN in at-risk patients undergoing certain cardiac and vascular imaging procedures.  CIN is a form of acute kidney injury resulting from toxic contrast agents that occurs in 10% to 20% of at-risk patients.  RenalGuard is CE-marked and is being sold in Europe and certain countries around the world via a network of distributors. Two investigator-sponsored studies in Europe have demonstrated RenalGuard’s effectiveness at preventing CIN. The CIN-RG RenalGuard pivotal study is underway in the U.S. to support a planned Premarket Approval filing with the U.S. Food and Drug Administration.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2011, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

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